Mongolian Explorations Ltd.
Mongolian Explorations, Ltd.
  750 West Pender Street, Suite 1605
Vancouver, British Columbia, Canada
V6C 2T8

April 19, 2006

Mongolian Explorations, Ltd.
750 West Pender Street, Suite 1605
Vancouver, British Columbia, Canada
V6C 2T8

Ton Fei Fred Tham & Associates
4323 West 12th Avenue,
Vancouver, B.C., Canada, V6R 2P9

Dear Mr. Tham:

Pursuant to our rights under the Mineral Lease Agreements between our company, Mongolian Explorations, Ltd. and your company dated September 1, 2003 and November 25, 2003 respectively, we are hereby exercising our rights to termination. You are notified that we are terminating both leases as of April 19, 2006.

Under the terms of the Agreements, we have no further obligations of payment or of any other kind or character.

Very best regards,

/s/ Ivan Bebek
Ivan Bebek
Chief Executive Officer
Mongolian Explorations, Ltd.